RF INDUSTRIES, LTD.	For Immediate Release

Investor Contact: Neil Berkman Associates (310) 477 - 3118 info@berkmanassociates.com	Company Contact: Howard Hill, CEO (858) 549-6340 rfi@rfindustries.com

RF Industries Reports Preliminary Second Quarter Results

Second Quarter Net Income Increases 48%; Sales Increase 52% to a Record $6,672,000

Company Declares Regular Quarterly Cash Dividend of $0.05 Per Common Share

SAN DIEGO, CA, June 7, 2012 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced preliminary results for the second quarter ended April 30, 2012. Net income increased 48% to a second quarter record $602,000, or $0.08 per diluted share, compared to net income of $407,000, or $0.06 per diluted share, in the same period last year. Net sales increased 52% to a record $6,672,000 compared to $4,392,000 in the same period last year, reflecting additional sales of $1,836,000 from Cables Unlimited, Inc., which was acquired in June, 2011.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per common share, payable July 16, 2012 to shareholders of record on June 30, 2012.

Second Quarter Review

"Preliminary second quarter results reflect additional sales from Cables Unlimited, Inc., acquired in the third quarter last year, record sales at Bioconnect, RFI's Medical Cabling and Interconnector segment, and a significant improvement in RF Wireless sales and profitability. We anticipate that growing sales at RF Wireless, better pricing at RF Connector & Cable Assembly and the introduction of new products will lead to improved results for the remainder of fiscal 2012", said Howard Hill, RFI's CEO.

Sales at the RF Connector and Cable Assembly segment were off 1% to $3,416,000 compared to $3,463,000 in the same period last year. Connector and Cable division sales increased 4% compared to the second quarter last year, while sales at Aviel and Oddcables declined by over 30% from the same period last year. Segment profitability was primarily affected by lower margins at the Connector and Cable Assembly division. Pre-tax income for this segment was $382,000 compared to $609,000 in the second quarter last year.

Bioconnect sales increased 11% to a record $768,000 compared to $691,000 in the second quarter last year. Improvements in manufacturing and productivity for this business resulted in a reduced cost of goods sold, raising gross margin to 46%, compared to 39% of sales in the same period last year. Pre-tax income increased 49% to $257,000 compared to $172,000 in the second quarter last year.

Cables Unlimited's second quarter sales were $1,836,000 and the gross margin was 29% of sales for the period. Acquired in June 2011, after the end of the fiscal 2011 second quarter, there are no comparable results for this business last year. Continuing improvements in operating efficiencies and expense controls reduced sales and general expenses by $130,000 to $381,000 in the second quarter, compared to $512,000 in the first quarter of fiscal 2012. Pre-tax income increased to $158,000, compared to operating income of $37,000 in the recent first quarter of 2012.

Strong sales gains and improved profitability for both the RadioMobile and RF Neulink divisions helped raise RF Wireless segment sales by 174%, to $652,000 compared to $238,000 in the second quarter last year. Gross margin, which improved to 52% from 50% in the same period last year, combined with reduced general and administrative expenses to increase pre-tax income to $103,000, compared to a pre-tax loss of $159,000 in the second quarter last year.

First Half Review

For the six months ended April 30, 2012, preliminary net sales increased 43% to $12,231,000 compared to $8,532,000 for the first half of fiscal 2011. Net income was $720,000, or $0.09 per diluted share, compared to $758,000, or $0.11 per diluted share, in the same period last year.

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7610 Miramar Road, San Diego, CA 92126-4202( ● 858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries' Preliminary Second Quarter Net Income Increases 48% to $602,000, or $0.08 Per Share

June 7, 2012

Page Two

RFI's preliminary gross profit increased 25% to $5,524,000, or 45% of sales, from $4,407,000, or 52% of sales, in the first half of fiscal 2011. Margins were primarily affected by the acquisition of Cables Unlimited, where gross margins are typically lower than RFI's other business segments. Pre-tax income was $1,124,000, compared to $1,171,000 for the same period last year.

RF Connector and Cable Assembly segment sales declined 5%, primarily due to lower sales at Aviel and Oddcables, to $6,521,000 from $6,870,000 in the first half of fiscal 2011. The 52% gross margin, compared to 55% of sales for the same period last year, was substantially affected by lower margins during the period at Connector and Cable Assembly and by lower sales at Aviel and Oddcables. Pre-tax income declined to $485,000 from $1,235,000 in the first half last year. The Connector and Cable Assembly division implemented selective product price increases in April, 2012, before the end of the first half of fiscal 2012.

Bioconnect product sales increased 11% to $1,442,000 from $1,299,000 in the first six months last year, raising gross margin to 43% from 38% of sales in the same period last year. The increase in gross margin, along with flat selling and general expenses, combined to increase pre-tax income 44% to $439,000 from $306,000 in the first half last year.

Cables Unlimited's sales for the first six months were $3,280,000 and the gross margin was 33% of sales. Acquired in June 2011, after the end of the fiscal 2011 second quarter, there are no comparable results for this business last year. Efficiencies and tight cost controls implemented after the acquisition of this segment resulted in pre-tax income of $195,000 for the first half.

RF Wireless segment sales increased 173% to $989,000 compared to $363,000 for the first half last year. Strong sales gains at both RadioMobile and RF Neulink raised gross margin to 47% from 44% of sales and, combined with reduced general and engineering expenses, significantly narrowed the pre-tax loss to $5,000, compared to a pre-tax loss of $391,000 for the same period last year.

As of April 30, 2012, RFI reported cash and cash equivalents of $3,813,000 and investments in certificates of deposits of $748,000, for a total of $4,561,000 in liquid and short-term capital resources, working capital of $13,199,000, a 7 to 1 current ratio and stockholders' equity of $18,582,000, or $2.71 per outstanding share.

Second Quarter Conference Call

RFI has scheduled a conference call for Friday, June 8, 2012, at 11:30 a.m. EDT to discuss its results for the quarter. The dial in number is (866) 713-8395 and the passcode is #82160877. A simultaneous webcast of the call can be accessed from the Investor Info page at www.rfindustries.com. A replay will be available after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #47997641, after 2:00 p.m. EDT.

About RF Industries

RFI manufactures, designs and distributes Radio Frequency (RF) connectors and cable assemblies, medical cabling products, RF wireless products, and fiber optic cable products. Coaxial connectors, cable assemblies and custom microwave RF connectors are used for Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies. Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market. RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions. Fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; unexpected difficulties or delays in implementing the new wireless system upgrade to the Los Angeles County Fire Department's existing remote communications equipment; and the Company's reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share and share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Net sales	$6,672	$4,392	$12,231	$8,532
Cost of sales	3,650	2,155	6,707	4,125

Gross profit	3,022	2,237	5,524	4,407

Operating expenses:
Engineering	283	333	573	630
Selling and general	1,840	1,282	3,851	2,627

Total operating expenses	2,123	1,615	4,424	3,257

Operating income	899	622	1,099	1,150

Interest income	6	11	25	21

Income before provision for income taxes	904	632	1,124	1,172

Provision for income taxes	303	226	407	413

Net income attributable to
RF Industries & Subsidiary	602	407	718	758

Net income attributable to deconsolidation of VIE	--	--	2	--

Consolidated net income	$602	$407	$720	$758

Basic earnings per share:
Attributable to RF Industries & Subsidiary	$0.09	$0.07	$0.10	$0.13
Attributable to VIE	0.00	0.00	0.00	0.00
Consolidated basic earnings per share	$0.09	$0.07	$0.10	$0.13

Diluted earnings per share:
Attributable to RF Industries & Subsidiary	$0.08	$0.06	$0.09	$0.11
Attributable to VIE	0.00	0.00	0.00	0.00
Consolidated diluted earnings per share	$0.08	$0.06	$0.09	$0.11

Weighted average shares outstanding
Basic	6,872,439	6,009,849	6,938,395	5,954,628
Diluted	7,623,805	7,050,310	7,673,266	6,914,030

Dividends paid	342,538	130,512	695,230	215,321

RF INDUSTRIES, LTD. AND SUBSIDIARY
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	Apr. 30, 2012	Oct. 31, 2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,813	$1,761
Restricted cash	--	67
Certificates of deposit	748	4,095
Trade accounts receivable, net	3,108	2,606
Inventories	6,312	6,189
Prepaid income taxes	249	572
Other current assets	513	512
Deferred tax assets	611	611
TOTAL CURRENT ASSETS	15,491	16,413

Property and equipment, net	1,247	2,443
Goodwill	3,076	3,076
Amortizable intangible assets, net	1,737	1,866
Non-amortizable intangible assets	410	410
Note receivable from stockholder	67	67
Other assets	32	103
TOTAL ASSETS	$22,061	$24,378

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,002	$521
Accrued expenses	1,290	1,580
Mortgages payable	--	1,394
TOTAL CURRENT LIABILITIES	2,292	3,495

Deferred tax liabilities	1,072	1,072
Other long-term liabilities	115	133
TOTAL LIABILITIES	3,479	4,700

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - authorized 20,000,000 shares of $0.01 par
value; 6,859,811 and 7,110,507 shares issued and outstanding	69	71
Additional paid-in capital	11,562	11,382
Retained earnings	6,951	8,011
Total RF Industries Ltd. and Subsidiary	18,582	19,464
Noncontrolling interest	--	214
TOTAL EQUITY	18,582	19,678
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,061	$24,378